                                                                    EXHIBIT h(2)
                                                                    ------------


                      TRANSFER AGENT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into as of this 20th day of March, 2000, by and between Mercantile Mutual Funds, Inc., a corporation organized under the laws of the State of Maryland (hereinafter referred to as the "Company"), and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized to issue shares of common stock ("shares") in separate series representing interests in separate portfolios of securities and other assets;

     WHEREAS, FMFS is, among other things, in the business of providing transfer agency and dividend disbursing agency services for the benefit of its customers; and

     WHEREAS, the Company desires to retain FMFS to provide transfer agency and dividend disbursing agency services to each of the Company's portfolios listed on Exhibit A attached hereto (hereinafter referred to individually, as a "Fund" and collectively, as the "Funds"), as such Exhibit A may be amended from time to time, and FMFS is willing to provide such transfer agency and dividend disbursing agency services;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound hereby, the Company and FMFS agree as follows:

1.   Appointment of Transfer Agent

     The Company hereby appoints FMFS as transfer agent and dividend disbursing agent for each class of shares in each of the Company's Funds on the terms and conditions and for the period set forth in this Agreement. FMFS hereby accepts such appointment and agrees to perform the services and duties set forth herein in accordance with this Agreement and each Fund's Prospectus and Statement of Additional Information in return for the compensation provided in Section 5 of this Agreement. In the event that the Company establishes additional classes of shares or portfolios other than those listed on Exhibit A with respect to which it desires to retain FMFS to serve as transfer agent and dividend disbursing agent hereunder, the Company shall so notify FMFS, whereupon Exhibit A shall be amended and, in the case of additional portfolios, such additional portfolios shall become Funds hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such additional Funds, may be modified in writing by the Company and FMFS at the time).

2.   Delivery of Documents

     The Company has furnished FMFS with copies, properly certified or authenticated, of each of the following documents and will deliver to it all future amendments and supplements, if any:

     a. The Company's Articles of Incorporation, filed with the State Department of Assessments and Taxation of the State of Maryland on September 9, 1982, as amended and supplemented (the "Charter");

     b.   The Company's By-Laws, as amended ("By-Laws");

     c. Resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement;

     d. The Company's most recent amendments to its Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on March 30, 1999 and September 7, 1999 relating to its Portfolios (the Registration Statement, as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement");

     e. The Company's most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (such Prospectuses and Statements of Additional Information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectuses");

     f. The Company's Administrative Services Plans for Trust shares and Institutional shares, respectively, and Shareholder Services Plan for the Conning Money Market Portfolio (non 12b-1 Plans) and related forms of Servicing Agreements and the Company's Distribution and Services Plans for Investor A shares and Investor B shares, respectively, (Rule 12b-1 Plans) and related forms of Servicing Agreements;

     g. The following agreements of the Company: the Amended and Restated Advisory Agreement with Mississippi Valley Advisors Inc. (presently known as Firstar Investment Research and Management Company, LLC) dated as of April 1, 1991 and related addenda (the "Advisory Agreement"); the Sub-Advisory Agreement with Clay Finlay Inc. with respect to the International Equity Portfolio dated as of August 29, 1996 and the Sub-Advisory Agreement with Conning Asset Management Company with respect to the Conning Money Market Portfolio dated as of January 6, 2000; the Co-Administration Agreement with FMFS and BISYS Fund Services Ohio, Inc. dated as of January 1, 2000 (the "Co-Administration Agreement"); the Distribution Agreement with The Winsbury Company Limited Partnership (presently known as BISYS Fund Services) dated October 1, 1993 and related amendments and addenda (the "Distribution Agreement"); and the Custodian Agreement with Mercantile Bank of St. Louis National Association dated as of April 1, 1992 with related amendments, as assigned to Mercantile Trust Company National Association, and the current fee letters related to such Agreement (the "Custodian Agreement");

     h. The Company agrees to provide (i) a copy of the Company's current Articles Supplementary to its Charter as filed with the State Department of Assessments and Taxation of Maryland on September 16, 1998 as to the number of shares authorized in each Portfolio and any class thereof, and (ii) a certificate as to the number of issued and outstanding shares of each such Portfolio and class thereto, such certificate to be certified by the Company's former transfer agent as of the close of business on March 17, 2000;

     i. Before entering into a transaction regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(s)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted the Company by the CFTC which states that the Company will not be treated as a "pool" as defined in
Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Company by the CFTC which states that the CFTC will not take any enforcement action if the Company does not register as a "commodity pool operator";

     j. Resolutions identifying all officers of the Company and other persons who are authorized to instruct FMFS in all matters on behalf of the Company; and

     k. A list of shareholders in each Portfolio holding share certificates as of the close of business on May 31, 1993 provided by the Company's former transfer agent. No share certificates were issued on or after June 1, 1993.

3.   Authorized Shares

     a. The Company is currently authorized to issue twenty billion (20,000,000,000) shares, par value $.001 per share. FMFS shall record the issuance of all shares and shall notify the Company in case any proposed issuance of shares by the Company shall result in an over-issuance. In case any issuance of shares would result in such an over-issuance, FMFS shall refuse to issue said shares.

     b. In connection with redemptions by a shareholder identified as holding a share certificate (as indicated in the list of shareholders referred to in Section 2.k. above), FMFS agrees to follow the procedures specified in the Company's Prospectuses to obtain possession of such share certificate prior to effecting such redemption.

4.   Duties and Responsibilities of FMFS

     a. FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to the services set forth on Exhibit B attached hereto.

     b. FMFS shall reimburse the Funds at the end of each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing policy of FMFS set forth in Exhibit B attached hereto.

5.   Compensation

     a. The Company agrees to pay FMFS for the services to be provided by FMFS under this Agreement in accordance with and in the manner set forth in Exhibit C attached hereto.

     b. The Company also agrees to reimburse FMFS for its out-of-pocket expenses in providing the services hereunder, including without limitation those out-of-pocket expenses set forth in Exhibit C attached hereto.

     c. The Company agrees to pay FMFS all fees and reimbursable expenses within ten (10) business days following the receipt of a billing notice in proper form.

6.   Representations of FMFS

     FMFS represents and warrants to the Company that:

     a. It is a limited liability corporation duly organized, existing and in good standing under the laws of the State of Wisconsin;

     b. It is a registered transfer agent under the Securities Exchange Act of 1934, as amended (the "1934 Act");

     c. It is duly qualified to carry on its business in the State of Wisconsin;

     d. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

     e. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

     f. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

     g. It will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

7.   Representations of the Company

     The Company represents and warrants to FMFS that:

     a. It is registered as an open-end management investment company under the 1940 Act;

     b. It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland;

     c. It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

     d. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

     e. It will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

     f. Its Registration Statement is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all of its shares being offered for sale.

8.   Performance of Service;  Limitation of Liability

     a. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS' control, except a loss arising out of or relating to FMFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to FMFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or willful misconduct on its part in performance of its duties under this Agreement.

     b. FMFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     c. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take, at no additional expense to the Company, all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS' control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect FMFS' premises and operating capabilities at any time during FMFS' regular business hours, upon reasonable notice to FMFS.

9.   Proprietary and Confidential Information

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Company's prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

10.  Term of Agreement; Duties in Event of Termination

     a. This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue until March 31, 2001. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided, however, that this
                                                --------  -------
Agreement may be terminated at, any time, without the payment of any penalty, by the Company or FMFS upon ninety (90) days' written notice to the other party. Notwithstanding the foregoing, should FMFS fail to be registered as a transfer agent pursuant to Section 17A of the 1934 Act at any time during this Agreement, the Company may, on written notice to FMFS, immediately terminate this Agreement.

     b. In the event that, in connection with the termination of this Agreement, a successor to FMFS is designated by the Company by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FMFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS' personnel in the establishment of books, records, and other data by such successor.

11.  Records

     a. FMFS shall keep and maintain on behalf of the Company all books and records which the Company or FMFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. FMFS further agrees that all such books and records shall be the property of the Company or its authorized representatives and to make such books and records available for inspection by the Company or its authorized representatives or by the Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or its authorized representative, the shareholder, or shareholder's agent, or the dealer of record as to such account.

     b. FMFS agrees to surrender promptly upon the Company's demand all books, records and files maintained pursuant to this Agreement (or copies thereof of any such books, records and files needed by FMFS in the performance of its duties or for its legal protection). Upon the reasonable request of the Company, copies of any such books and records shall be provided by FMFS to the Company or the Company's authorized representative at the Company's expense.

12.  Reports

     FMFS will furnish to the Company (and its counsel upon request) and to its properly-authorized auditors, investment advisers, custodians, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Exhibit D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Exhibit D.

13.  Cooperation with Auditors

     FMFS shall cooperate with the Company's independent auditors and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required from time to time by the Company.

14.  Amendment of this Agreement

     No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

15.  Non-Assignability

     FMFS shall not assign or delegate its duties under this Agreement to any other person without the prior written consent of the Company.

16.  Further Actions

     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

17.  Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.  Miscellaneous

     a. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

     b. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     c. This Agreement shall be governed by Wisconsin law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     d. This Agreement shall be binding and should inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.  Notices

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:

     Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI  53202

     Notice to the Company shall be sent to:

     Jerry V. Woodham, President
     c/o Saint Louis University
     3500 Lindell Boulevard
     St. Louis, MO 63103

     with a copy to:

     W. Bruce McConnel, III, Esq.
     Drinker Biddle & Reath LLP
     One Logan Square
     18th & Cherry Streets
     Philadelphia, PA 19103-6996

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


                                   MERCANTILE MUTUAL FUNDS, INC.



                                   By:  /s/  Jerry V. Woodham
                                        -------------------------------------
                                        Jerry V. Woodham, President



                                   FIRSTAR MUTUAL FUND SERVICES, LLC



                                   By:  /s/  Michael R. McVoy
                                        -------------------------------------
                                        Michael R. McVoy, Vice President

                                   Exhibit A
                   to the Transfer Agent Servicing Agreement
                                    between
                         Mercantile Mutual Funds, Inc.
                                      and
                       Firstar Mutual Fund Services, LLC

_________________________________________________________________


Money Market Portfolio (Trust shares, Investor A shares, Institutional shares, Investor B shares and Trust II shares)

Treasury Money Market Portfolio (Trust shares, Investor A shares, Institutional shares and Trust II shares)

Growth & Income Equity Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

Small Cap Equity Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

Government & Corporate Bond Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

U.S. Government Securities Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

Balanced Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

International Equity Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

Short-Intermediate Municipal Portfolio (Trust Shares and Investor A shares)

Tax-Exempt Money Market Portfolio (Trust shares, Investor A shares and Trust II shares)

Missouri Tax-Exempt Bond Portfolio (Trust shares, Investor A shares and Investor B shares)

Kansas Tax-Exempt Bond Portfolio (Trust shares, Investor A shares and Investor B shares)

Equity Income Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

National Municipal Bond Portfolio (Trust shares, Investor A shares and Investor B shares)

Intermediate Corporate Bond Portfolio (Trust shares, Investor A shares and Institutional shares)

Equity Index Portfolio (Trust shares, Investor A shares and Institutional shares)

Bond Index Portfolio (Trust shares, Investor A shares and Institutional shares)

Small Cap Equity Index Portfolio (Trust shares, Investor A shares and Institutional shares)

Growth Equity Portfolio (Trust shares, Investor A shares, Institutional shares and Investor B shares)

Conning Money Market Portfolio (shares)

                                   Exhibit B

                   to the Transfer Agent Servicing Agreement
                                    between
                       Mercantile Mutual Funds, Inc. and
                       Firstar Mutual Fund Services, LLC

                           TRANSFER AGENCY SERVICES
                           ------------------------

1.   Shareholder Transactions
     ------------------------

     a.   Process shareholder purchase and redemption orders.

     b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

     d.   Issue periodic statements for shareholders.

     e.   Process transfers and exchanges.

     f. Process dividend payments, including the purchase of new shares through dividend reinvestment.

2.   Shareholder Information Services
     --------------------------------

     a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

     b. Produce detailed history of transactions through duplicate or special order statements upon request.

     c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders.

3.   Compliance Reporting
     --------------------

     a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the states in which the Funds are registered.

     b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

     c.   Issue tax withholding reports to the Internal Revenue Service.

4.   Dealer/Load Processing
     ----------------------

     a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     b. Account for separation of shareholder investments from transaction sale charges in connection with purchases and redemptions of Fund shares.

     c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

     d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.   Shareholder Account Maintenance
     -------------------------------

     a.   Maintain all shareholder records for each account in the Company.

     b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     c.   Record shareholder account information changes.

     d.   Maintain account documentation files for each shareholder.

     e. Provide sub-accounting services for a record holder upon request of such record holder.

6.   FMFS As Of Processing Policy
     ----------------------------

     FMFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts the Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the Fund's investment adviser on the daily share sheet of any losses for which the Fund's investment adviser may be held accountable.

                                   Exhibit C

                  to the Transfer Agent Servicing  Agreement
                                    between
                       Mercantile Mutual Funds, Inc. and
                       Firstar Mutual Fund Services, LLC

                                 FEE SCHEDULE

A.   Annual Base Fee
     ---------------

     1. Funds which have Investor A Shares shall pay an Annual Base Fee of $10,000 plus $19 per shareholder per Fund.

     2. Funds which have Investor B Shares shall pay an Annual Base Fee of $10,000 plus $19 per shareholder per Fund.

     3. Funds which have Trust Shares shall pay an Annual Base Fee of $8,000 plus $15 per shareholder per Fund.

     4. Funds which have Institutional Shares shall pay an Annual Base Fee of $8,000 plus $15 per shareholder per Fund.

     5. Portfolios which have Trust II Shares shall pay an annual base fee of $8,000 plus $15 per shareholder per Fund.

     6. Funds which have Shares shall pay an Annual Base Fee of $10,000 plus $19 per shareholder per Fund.

B.   Annual Additional Fees (these fees are in addition to the Annual Base
     ---------------------------------------------------------------------
     Fees).
     -----

     1. Funds participating in the Mercantile Asset Advisor (asset allocation) program shall pay an annual fee of $3,000 per Fund.

C.   Out of Pocket Expenses
     ----------------------

     1. All freight and other delivery and bonding charges incurred by FMFS in delivering materials to and from the Company and in delivering all materials to shareholders;

     2. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by FMFS in communication with the Company's dealers, shareholders or others as required for FMFS to perform the services to be provided hereunder;

     3. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by FMFS for the performance of the servicing to be provided hereunder;

     4.   The cost of microfilm or microfiche of records or other materials; and

     5. Any expenses FMFS shall incur at the written direction of the President, Treasurer or Secretary of the Company.

                                   Exhibit D

                   to the Transfer Agent Servicing Agreement
                                    between
                       Mercantile Mutual Funds, Inc. and
                        First Mutual Fund Services, LLC

                                    REPORTS
                                    -------


  1.  Daily Shareholder Activity Journal

  2.  Daily Fund Activity Summary Report

      a.   Beginning Balance

      b.   Dealer Transactions

      c.   Shareholder Transactions

      d.   Reinvested Dividends

      e.   Exchanges

      f.   Adjustments

      g.   Ending Balance

  3.  Daily Wire and Check Registers

  4.  Monthly Dealer Processing Reports

  5.  Monthly Dividend Reports

  6.  Sales Data Reports for Blue Sky Registration

  7. Annual report by independent auditors concerning FMFS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.